CANCELLATION OF INDEBTEDNESS AGREEMENT
This Cancellation of Indebtedness Agreement is entered into and effective as of July 1, 2007 (the "Effective Date-). by and between Scott Mitchell Rosenberg ("SMR-), and Platinum Studios, Inc., a California corporation (the "Company"), with reference to the following:

WHEREAS, the Company was formed in September 2006 as a successor-in-interest to Platinum Studios, LLC, a California limited liability company (the "LLC") and SMR serve as and executive officer and director of the Company and holds a majority of its outstanding capital stock;

WHEREAS, throughout the existence of the LLC, SMR was either the sole member of the LLC or the member who held a super majority of the membership interests in the LLC;

WHEREAS, during the existence of the LLC, in addition to capital contributions, SMR also made personal loans to the LLC, which loans were assumed by the Company when the LLC converted into a corporation, the dates, amounts and applicable interests rates of which loans are set forth on Schedule A attached hereto (collectively, the "SMR LLC Loans");

WHEREAS, since the inception of the Company through the Effective Date, SMR has made personal loans to the Company, the dates, amounts and applicable interest rates of which are set forth on Schedule B attached hereto (the "SMR Company Loans");

WHEREAS, the SMR I,LC Loans and the SMR Company Loans are collectively referred to as the SMR Loans;

WHEREAS, the Board of Directors of the Company has determined it to be in its best interests of the Company and its shareholders to conserve working capital of the Company and to pay off the SMR Loans through the issuance of stock and warrants;

WIIEREAS, SMR is amendable to the cancellation of the SMR Loans through the issuance of stock and warrants;

NOW, THEREFORE, the parties agree as follows:

1.                     Cancellation of Indebtedness. Simultaneous with the execution of this Agreement by the parties hereto and the delivery to SMR of the Stock Certificate and the Warrant as defined in Section 2 below (the "Cancellation Date"), SMR hereby irrevocably cancels all indebtedness owed to SMR under the SMR Loans, including all principal and interest accrued and owing thereon through the Cancellation Date, and releases the Company from any liability or obligation with respect to the SMR Loans.

2.                     Stock Certificate and Warrant. In exchange for the cancellation of indebtedness as set forth in Section 1, above, and the Company's release from any liability and obligation under the SMR Loans, the Company agrees to issue as of the Cancellation Date:

(a)                  a stock certificate for the number of shares of the Company's common stock equal to the amount of the SMR Loans (outstanding principal and interest through the Cancellation Date) divided by $0.10 (the "Stock Certificate"); and

(b)                  a common stock purchase warrant to purchase a number of shares of the Company's common stock equal to 15% of the SMR Loans (principal only) divided by $0.10 per share, at an exercise price of $0.10 per share, substantially in the form of Exhibit "A" attached hereto (the "Warrant").

In connection herewith, SMR directs the Company to issue the Stock Certificate and the Warrant in the name of Charlotte Rosenberg.

3.                  Governing Law; Attorneys' Fees. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to principles of conflicts of law. If any suit, action, or proceeding is brought to enforce any term or provision of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs, and expenses incurred, in addition to any other relief to which such party may be legally entitled.

4.                  Entire Agreement. This Agreement constitutes the only agreement or understanding between the parties with respect to the subject mater hereof, and supersedes and is controlling over any and all prior existing agreements or communications between the parties. All negotiations, commitments, and understandings acceptable to both parties have been incorporated in this Agreement and the accompanying termination letter.

5.         Amendment. This Agreement may not be amended except as mutually agreed to in writing by the parties.

IN WITNESS WHEREOF, the parties to this Agreement have executed the same as of the date first above written.

 Platinum Studios, Inc.
By : /s/ Brian Altounian

Brian Altounian, President

/s/  Scott Mitchell Rosenberg

 Scott Mitchell Rosenberg